NEWS RELEASE
September 7, 2006
For Immediate Release
CENTRUE FINANCIAL CORPORATION

303 Fountains Parkway	(618) 624-1323
Fairview Heights, IL 62208	Fax (618) 624-7389
For more information contact:
Thomas A. Daiber
Chief Executive Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES ADDITION OF A TEAM OF
COMMERCIAL LENDERS AND PLANS TO OPEN ST. LOUIS OFFICE
     Fairview Heights, Illinois.....(September 7, 2006) Centrue Financial Corporation (Nasdaq:TRUE) today announced that it has hired a team of experienced commercial lenders in conjunction with opening a loan production office in St. Louis, Missouri.
     “We are very happy to announce that Don Davis, Brian Davies, Craig Schriewer, Scott Dallman and Shaun Vickers have joined Centrue Bank” said Thomas A. Daiber, President and Chief Executive Officer of the Company. “They are well known St. Louis commercial lenders and specialize in originating and managing commercial real estate relationships. This experienced team will be the foundation of our first Missouri office which we plan to open soon in the Clayton business district in the heart of St. Louis County. I have previously worked with this team of individuals and have seen their demonstrated ability to generate new business. They are the ideal group of individuals around which to open a new office.”
     Daiber continued, “Centrue continues its strategy to expand in the St. Louis metropolitan area. The opening of our Clayton office is consistent with Centrue’s strategic vision to become the premier bank serving communities between Chicago and St. Louis. Centrue had also previously announced its plans to open new offices in the Metro East area of St. Louis to further leverage the success realized from our Fairview Heights headquarters opened in 2005. We are currently under construction on our full service branch in downtown Belleville and expect to open by the end of 2006. We have already added commercial bankers who have previously worked in downtown Belleville who will work from this branch. We are excited about the prospects for our new branch in Belleville which is the county seat for the attractive St. Clair County area.”
     On June 30, 2006, Centrue announced plans for a merger of equals with Union Bancorp, a $657 million bank holding company headquartered in Ottawa, Illinois. This transaction is expected to close in the fourth quarter of 2006, pending regulatory and shareholder approval. By the end of 2006 and after the Union merger, we will have 38 offices serving communities between Chicago and St. Louis.
     Centrue Financial Corporation is headquartered in Fairview Heights, Illinois, which is 10 miles east of downtown St. Louis, Missouri, while Centrue Bank is headquartered in Kankakee, Illinois which is 60 miles south of downtown Chicago, Illinois. The Bank operates twenty branches in eight counties ranging from south suburban Chicago, Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $634 million and 187 employees on a full time equivalent basis.
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SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
     This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.
     A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) unexpected results of the proposed merger with UnionBancorp, Inc.; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the

Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.
ADDITIONAL INFORMATION ABOUT THE PENDING MERGER TRANSACTION
     The pending merger transaction by and between Centrue Financial Corporation (“Centrue”) and UnionBancorp, Inc. (“UnionBancorp”) (the “Merger”) will be submitted to UnionBancorp’s and Centrue’s stockholders for their consideration. UnionBancorp has filed a registration statement, which will include a joint proxy statement/prospectus to be sent to each company’s stockholders, and each of UnionBancorp and Centrue may file other relevant documents concerning the Merger with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the Merger when they become effective and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.
     You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about UnionBancorp and Centrue, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing UnionBancorp’s website (http://www.ubcd.com), or by accessing Centrue’s website (http://www.centrue.com).
     UnionBancorp and Centrue and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of UnionBancorp and/or Centrue in connection with the Merger. Information about the directors and executive officers of UnionBancorp is set forth in the proxy statement for UnionBancorp’s 2006 annual meeting of stockholders, as filed with the SEC on March 24, 2006. Information about the directors and executive officers of Centrue is set forth in the proxy statement for Centrue’s 2006 annual meeting of stockholders, as filed with the SEC on March 23, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the Merger. You may obtain free copies of these documents as described above.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to the registration or qualification under the securities.

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